UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 18, 2009
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
(e) 2009 Compensation and Awards.
A. Base Salaries for 2009
     On February 18, 2009, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Allegheny Technologies Incorporated (the “Company”) approved the annual base salaries of the Company’s named individuals after a review of performance and competitive market data. The Company decided to freeze executive salaries for 2009; therefore, there were no base salary increases for the named individuals.

NAME AND POSITION	BASE SALARY
L. Patrick Hassey	$910,000
Chairman, President and Chief Executive Officer

Richard J. Harshman	$428,000
Executive Vice President, Finance and Chief Financial Officer

Jon D. Walton	$428,000
Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary

Terry L. Dunlap	$400,000
Group President, ATI Flat-Rolled Products and Business Unit President ATI Allegheny Ludlum
B. Annual Incentive Plan for 2009
     The Committee set performance goals and opportunities for the 2009 fiscal year under the Annual Incentive Plan (“AIP”) at its meeting on February 18, 2009. For Messrs. Hassey, Harshman and Walton, attainment of performance goals for determining individual AIP bonuses will be based entirely on the degree to which the Company as a whole attains predetermined levels of the following performance measures with the relative weighting as shown below:

Relative
Predetermined Levels of:	Weight
Operating earnings	40%
Operating cash flow	30%
Manufacturing Improvements	10%
• Inventory Turns (5%)
• Yield Improvements (5%)
Safety and Environmental Compliance	10%
• Lost time incidents (5%)
• Recordable Incidents (5%)
Customer Responsiveness	10%
• Delivery performance (5%)
• Quality/Complaints (5%)

For Mr. Dunlap, attainment of the performance goals for determining his AIP bonus will be based 35% on the degree to which the Company as a whole attains the foregoing predetermined performance levels with relative weighting, and 65% on the degree to which ATI Allegheny Ludlum attains the foregoing predetermined performance levels and same relative weighting.
     The individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. The Committee widened the performance ranges for threshold and maximum performance for the 2009 AIP. The Committee also determined that the AIP for 2009 provides appropriate stretch at threshold, target and maximum performance levels. For Mr. Hassey, the respective percentages of his base salary that may be paid to him under AIP for 2009 based on the relative levels of achievement are 87.5% at Threshold, 175% at Target and 350% at Maximum. For each of Messrs. Harshman and Walton, the Committee determined that the percentages of base salary to be paid under AIP for 2009 at Threshold would be 50%, at Target would be 100% and at Maximum would be 200%. For Mr. Dunlap, the Committee determined that the percentages of base salary to be paid under AIP for 2009 at Threshold would be 40%, at Target would be 80% and at Maximum would be 160%.
     Under the AIP, the Committee retains negative discretion to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve goals determined appropriate by the Committee. The Committee also has the discretion to pay additional amounts as annual bonus if it determines that such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the Maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
     No AIP will be paid to the named individuals if operating earnings are below the predetermined minimum. In addition, a prerequisite to any award under AIP, as well as under the long term plans discussed below, is compliance with the Company’s Corporate Guidelines for Business Conduct and Ethics.

C. Long-Term Incentive Programs with Performance Measurement Periods Beginning in 2009
     At its February 18, 2009 meeting, the Committee awarded shares of Company common stock under the Performance/Restricted Stock Program (“PRSP”) subject to the restrictions and performance features described below. Also, the Committee established a performance measurement period under the Company’s Total Shareholder Return Incentive Compensation Program (“TSRP”) measuring total shareholder return for the period January 1, 2009 through and including December 31, 2011 and determined award opportunity levels for that period. In addition, the Committee established a performance measurement period for the period January 1, 2009 through December 31, 2011 under the Company’s Key Executive Performance Plan (“KEPP”) and set performance goals and award opportunities under the KEPP. The Company does not grant stock options as part of the long-term incentive program.
     (1) PRSP
     The Committee determined that shares of Company common stock granted under the PRSP in 2009 provides appropriate balance between pay for performance and executive retention and would be subject to the following restrictions and performance features.
     One half of the number of shares granted to an individual would be subject to performance-based restrictions and would vest, if at all, if the Company’s net income determined in accordance with generally accepted accounting principles exceeded an aggregate of $300 million for the period January 1, 2009 through and including December 31, 2011 and the participant was then an employee of the Company (except for retirement, death or disability). If that level of aggregate net income is not exceeded for the three-year period ending December 31, 2011, or if the participant is no longer an employee of the Company for any reason other than retirement, death or disability before December 31, 2011, the shares of stock subject to performance-based restrictions would be forfeited.
     The other one half of the number of shares granted to an individual would vest on the earlier of (i) December 31, 2011, if the net income threshold described above for performance-based restricted shares is met for the three-year period ending December 31, 2011, or (ii) February 18, 2014, if the participant is then an employee of the Company (except for retirement, death or disability).
     Cash dividends declared on the Company’s common stock will be paid in cash to holders of performance/restricted stock. The aggregate number of shares of performance/restricted stock granted to an individual is determined by dividing a predetermined percentage of the individual’s base salary by the average of the high and low trading prices of a share of Company common stock on the date of grant. The following table shows the respective percentage of base salary used to determine the number of shares of performance/restricted stock for the named individuals:

Name	Percentage
Mr. Hassey	200%
Mr. Harshman	125%
Mr. Walton	125%
Mr. Dunlap	100%

     (2) TSRP
     The Company’s TSRP measures the Company’s relative total shareholder return (generally, the change in the trading price of a share of common stock of the Company plus dividends paid) (“TSR”) for the performance measurement period against the total shareholder return of a group of publicly traded companies deemed comparable by the Committee for the same performance measurement period. A target number of shares, determined by dividing a predetermined percentage of an individual’s base salary by the average of the closing price of a share of the Company’s common stock for the thirty business days preceding January 1, 2009, will be delivered in 2012 to TSRP participants if the Company’s relative TSR is at the 50th percentile. One half of the target number of shares will be delivered if the level of the Company’s TSR performance is at the 25th percentile, twice the target number if the level of the Company’s TSR performance is at the 75th percentile and three times the target number if the level of the Company’s TSR performance is at the 90th percentile or higher; interpolation is made on a straight line basis. The following table shows the percentage of base salary used to determine the target number of shares for the TSRP award for the 2009 – 2011 performance measurement period for the named individuals:

Name:	Percentage
Mr. Hassey	200%
Mr. Harshman	125%
Mr. Walton	125%
Mr. Dunlap	100%
     (3) KEPP
     The Company’s KEPP is a performance-based long-term cash incentive plan in which seven key individuals, including the four named individuals, participate and will receive cash payments if, but only if, a predetermined level of aggregate income before taxes is attained or exceeded for the applicable performance measurement period.
     Operationally, the KEPP program is divided into two levels. Level One requires payment of cash bonuses if a designated level of aggregate income before taxes is reached. Level Two is a separate bonus pool formed if pre-set strategic goals are achieved that permits participants to earn awards even if the pre-set financial goals under Level One are not achieved. The purpose of Level Two is to direct the management team to perform specific actions that, if achieved, the Company expects will result in outstanding earnings over a three-year period. At the February 18, 2009 meeting, the Committee specified and weighted 14 specific key strategic objectives under Level Two which are unique to the business and plans of the Company and which the Committee believes are essential to position the Company for sustained financial performance not only for the 2009 – 2011 performance measurement period but also for years thereafter.

     The levels of aggregate income before taxes specified by the Committee for the 2009 – 2011 performance measurement period under KEPP are amounts of earnings that the Committee believes represent a platform for growth. KEPP for the 2009 – 2011 performance measurement period is denominated in ten different levels of aggregate income before taxes starting at a minimum amount of $375 million in aggregate income before taxes and increasing in increments of $115 million for each of the successive nine gradients, up to a maximum of $1.41 billion in aggregate income before taxes.
     At the lowest gradient, $375 million in aggregate income before taxes for the 2009 – 2011 performance measurement period, the Level One and Level Two bonus pools are each approximately 0.84% of the target amount of aggregate income before taxes. Level One bonus pools under KEPP increase on a graduated scale as aggregate income before taxes increases through the specified gradients and reach a maximum of 2.23% of the aggregate income before taxes at the highest of the ten gradients. Level Two bonus pools, subject to the Committee’s negative discretion, increase at the same graduated scale used for Level One for the first five gradients of aggregate income before taxes, and thereafter the Level Two bonus pool decreases on a graduated scale as aggregate income before taxes increases through the gradients, so that no bonus pool under Level Two is available at the highest gradient of aggregate income before taxes. No additional KEPP payment is made in respect of aggregate income before taxes in excess of $1.41 billion for the 2009 – 2011 KEPP performance measurement period.
     Under the banking feature of KEPP, if the actual achievement for any one year in a particular KEPP performance measurement period equals or exceeds a pro rata target gradient, KEPP participants earn one third of the KEPP payment for that gradient and that amount is paid after the end of the KEPP performance measurement period. Banked amounts for prior periods that have been earned but not yet paid are reported in the proxy statement compensation tables in the years earned.
     At the February 18, 2009 meeting, the Committee also determined the amounts of cash bonuses that would be paid under Level One at each gradient of aggregate income before taxes and the amount subject to the Committee’s negative discretion at each gradient of aggregate income before taxes under Level Two. The following table shows the approximate average percentage of the bonus pools payable to the named individuals under the KEPP for the 2009 – 2011 performance measurement period:

Name	Percentage
Mr. Hassey	28.8%
Mr. Harshman	13.6%
Mr. Walton	13.6%
Mr. Dunlap	12.7%

D. Target Setting Considerations under Incentive Plans
     The Committee set target levels for performance measures for the 2009 AIP and the for the three-year measurement period (2009-2011) under the PRSP and the KEPP in light of the challenging business conditions that prevailed through 2008 and into the first quarter of 2009. The Committee acknowledged general economic forecasts that challenging conditions were likely to continue at least through 2009. AIP target performance was set to match the Company’s current internal forecasts.
     The Committee elected to maintain the relative weight of the incentive programs as compared to total target compensation as in past years. The Committee was advised that base salary levels at the Company continued to be at less than 50th percentile of the group of public companies used by the Committee to benchmark compensation and that, given the Committee’s choice to keep base salary at 2008 levels, the base salary levels at the Company may decrease in percentile terms as against the comparable group. ATI’s total compensation package for the named individuals is highly leveraged with the majority of the compensation comprised of variable compensation elements. Base salary as a percentage of total compensation if actual performance is at target is 13% for Mr. Hassey; 18% for each Mr. Harshman and Mr. Walton and 21% for Mr. Dunlap.
     The Committee chose to maintain the relatively higher weight placed on performance in the Company’s programs. Under this design, the named individuals are expected to earn total compensation under these programs at the 50th percentile if actual performance is at target for each program. If target is not reached by actual performance, the relative compensation of the named individuals will be less than median. If actual performance exceeds target, the relative compensation of the named individuals will exceed the median of the comparable group to the extent that, if the maximum level of performance under the KEPP is achieved, total compensation for the three-year period (assuming a constant stock price at the award value) could reach or exceed the 90th percentile.
     The Committee believes that these opportunity levels are justified not only by the relative weighting of incentive to guaranteed performance but also by the aggressive target performance levels set by the Committee. The Committee believes that the target requirements are significant challenges to management. If achieved, the rewards to management will be relatively high as compared to the peer group, but the Company will have been positioned for continued profitable growth with enhanced titanium sponge, titanium melt, nickel-based superalloy melt, and finishing capabilities and improvements in its other businesses. The Committee’s advisors informed the Committee that the performance requirements set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Jon D. Walton

Jon D. Walton Executive Vice President, Human Resources, Chief Legal and Compliance Officer
Dated: February 24, 2009